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Take Five

June 8, 2007

Hello, this is Mary Blundell, vice president of Customer Service with this week’s Take 5. As an original Midwest Airlines employee, I was pleased to serve on the anniversary celebration committee to plan events for our 23rd anniversary on Monday, June 11. As I hope you’ve heard by now, our anniversary is also Save the Cookie Day. Many of you have asked what you can do to let AirTran know you want Midwest to remain an independent airline. Our Save the Cookie Day anniversary is a great way for you to show your support. All employees are invited to wear a savethecookie.com button, and with the exception of our flight crews, they’re also invited to wear their savethecookie.com t-shirts. And since this is a day of celebration, chocolate chip cookies will be served at all Midwest and Skyway work places and stations.

On Monday your manager and supervisor may also take a few moments to discuss Midwest’s strategic plan. As you know, our board determined that AirTran’s offer did not take into account the long-term value of the plan. The board believes that Midwest’s future holds great promise and that the best interests of all stakeholders lies in Midwest continuing to execute its plan. A report of our strategy to deliver long-term value for shareholders is also available for you to review – you’ll find it on the YXNet AirTran page.

While our Save the Cookie Day anniversary will send a strong message to AirTran, it also is a day of tribute to our employees for all you do to provide “The best care in the air.” Our high level of customer service continues to be noticed. Readers of Travel+Leisure recently recognized Midwest Airlines as “Top Domestic Airline for Service” in the magazine’s 2007 World’s Best Service readers’ poll. Meanwhile, our Midwest Miles program earned a Freddie Award for Best Customer Service for the second year in a row. Chosen by frequent flyers worldwide, the Freddie Awards recognize excellence in frequent travel programs. And in this month’s issue, Consumer Reports rates airlines based on input from its readers. Midwest Airlines came in second with a score of 86, just one point behind first place JetBlue. By comparison, third place went to Southwest with a score of 80. This is quite an accomplishment for us, because all the major airlines were part of the rating. You can read more about the rating in this week’s YXToday.

Now don’t forget – wear your savethecookie.com button and t-shirt with pride on Monday. And be sure to take a moment to enjoy a chocolate chip cookie. Whether you work on the front lines or behind the scenes to provide outstanding customer service, your efforts are greatly appreciated. Thank you.

This letter contains forward-looking statements about the results expected under Midwest’s strategic plan and that otherwise may state Midwest’s or Midwest’s board’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “projecting,” “expect,” “should,” “anticipate,” “believe,” “estimate,” “goal,” “plan,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that Midwest’s actual results could differ materially from the projected results contained in these forward-looking statements. Factors that may cause such a difference to occur include, but are not limited to, fees and expenses incurred in connection with AirTran’s unsolicited exchange offer and the risk factors described in “Item 1A. Risk Factors” in Midwest’s “Annual Report on Form 10-K” for the year ended December 31, 2006.

Additional Information

Midwest has filed a definitive proxy statement on Schedule 14A (the “2007 Proxy Statement”) with the Securities and Exchange Commission (“SEC”) in connection with its Board of Directors’ solicitation of proxies to vote in favor of the slate of directors nominated by the Board of Directors and to vote on any other matters that properly come before the 2007 Annual Meeting of Shareholders, or any adjournment or postponement thereof. On May 16, 2007, Midwest began the process of mailing the 2007 Proxy Statement and a WHITE proxy card to each Midwest shareholder entitled to vote at the Annual Meeting. Midwest has engaged MacKenzie Partners, Inc. (“MacKenzie”) to assist it in soliciting proxies from its shareholders. Midwest has agreed to pay customary compensation to MacKenzie for such services and to indemnify MacKenzie and certain related persons against certain liabilities relating to or arising out of the engagement. Directors, officers and employees of Midwest may solicit proxies, although no additional compensation will be paid to directors, officers or employees for such services.

Midwest has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) and amendments thereto regarding AirTran’s exchange offer that contain information regarding members of the Board of Directors’ and members of management’s potential interests in the exchange offer. Information regarding securities ownership by the Board of Directors and certain members of management as of March 26, 2007 is contained in the 2007 Proxy Statement. Midwest shareholders should read the Schedule 14D-9 and the 2007 Proxy Statement (including any amendments or supplements to such documents) because these documents contain (or will contain) important information. The 2007 Proxy Statement, the Schedule 14D-9 and other public filings made by Midwest with the SEC are available without charge from the SEC’s Web site at sec.gov and from Midwest at midwestairlines.com.